Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 7th day of July 2015 between Guess?, Inc., a Delaware corporation (the “Company”), and Victor Herrero Amigo (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.
WHEREAS, this Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company, and, as of the date first set forth above, supersedes and negates all previous agreements and understandings with respect to such relationship.
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	POSITION/DUTIES.
(a)During the Employment Term (as defined in Section 2 below), the Executive shall serve the Company in the following positions: (i) from the Effective Date (as defined below) through July 31, 2015, as an Executive Vice President, reporting to Paul Marciano, the Company’s Chief Executive Officer; and (ii) commencing August 1, 2015 for the duration of the Employment Term, as the Company’s Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). The Executive shall have such duties, authorities and responsibilities, commensurate with such position, as the Board shall determine from time to time.
(b)During the Employment Term (as defined below), the Executive agrees that the Executive will devote all of his business time and attention to the business of the Company, that the Executive will use his best efforts to perform his duties and responsibilities for the Company in a faithful and efficient manner, and that the Executive will not engage in any other employment, consulting, business or charitable activity that would create a conflict of interest with the Company or any of its affiliates or otherwise impair the Executive’s ability to effectively perform his duties with the Company. The Executive agrees that he has no contractual commitments or other legal obligations that would prohibit him from commencing employment with the Company, or that would in any way limit his ability to perform his duties for the Company. Subject to Board approval, the Executive may serve on the board of directors or advisory boards of other for profit companies provided that such service does not create a potential business conflict or the appearance thereof. Nothing in this Agreement shall prevent the Executive from managing his family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof. In addition, the Company acknowledges that for a limited period of time the Executive may provide transition support to his former employer. The Executive agrees that such transition support will be provided other than as an officer, director or employee, will not continue for more than 30 days following the Effective Date, and will not materially interfere with his obligations to the Company.
(c)Upon or promptly following August 1, 2015 and subject to the Executive’s employment by the Company on that date, the Board shall appoint the Executive as a member of the Board. During the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the Executive’s then-current term.
(d)While the Executive’s relocation contemplated by Section 7(c) is pending, the Company and the Executive will mutually agree on the Executive’s place of employment, and the Executive’s employment may be by a subsidiary of the Company. After such relocation, the Executive’s principal place of employment shall be at the Company’s headquarters in the Los Angeles metropolitan area and Executive’s employment during the Employment Term (as such term is defined below) shall be by the Company.
(e)During the Employment Term, the Executive shall be provided with appropriate office and secretarial support at the Company’s principal executive offices.
2.EMPLOYMENT TERM. The Executive’s first day of employment will be a date that is mutually agreeable to the parties to this Agreement (expected to be July 7, 2015, assuming the Executive’s employment with his prior employer has terminated as of such date). (The Executive’s first day of employment by the Company or one of its subsidiaries is referred to as the “Effective Date.”) The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on the Effective Date and ending on the fourth (4th) anniversary of the Effective Date; provided that on the fourth (4th) anniversary of the Effective Date and on each successive annual anniversary of the Effective Date thereafter the Employment Term shall be automatically extended on such date for an additional one (1) year period unless, on or before the date that is ninety (90) days prior to the expiration of the Employment Term then in effect, the Company or the Executive has notified the other in writing (a “non-renewal notice”) that the Employment Term shall terminate at the end of the then-current term (in which case the Employment Term shall terminate at the end of the then-current term with no extension, or no further extension, as the case may be, thereof). At least six (6) months prior to the scheduled expiration of the initial four-year term, the parties to this Agreement agree to discuss the terms of any proposed extension of the then-current Employment Term. Notwithstanding the foregoing, in all cases the Employment Term is subject to earlier termination as provided in Section 8 hereof.
3.BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than One Million Two Hundred Thousand Dollars ($1,200,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly; provided, however, that, commencing with calendar year 2016, only $1,000,000 of Base Salary shall be paid to the Executive with the remaining $200,000 to be paid in a lump sum upon the earlier of (i) the Executive’s separation from service (as defined in Section 9(e) below) with the Company or (ii) the Executive’s death (the “Deferred Payment Date”). If payment is triggered by the Executive’s separation from service, the payment shall be subject to the six-month delay provisions of the Company’s Nonqualified Deferred Compensation Plan (the “NQDC Plan”). The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. Payment of the Executive’s Base Salary in excess of the Base Salary that would be paid each applicable pay period at an annualized rate of $1,000,000 that becomes payable during each calendar year of the Employment Term, commencing with calendar year 2016, under this Section 3 shall be deferred until the Deferred Payment Date (as defined above in this Section 3). Payments of Base Salary that are required to be deferred under this Section 3 shall be credited under and subject to the NQDC Plan and the Executive shall be entitled to select deemed investments for such amounts under and in accordance with the NQDC Plan.
4.SIGNING BONUS. On the Effective Date, the Executive shall be entitled to a signing bonus of Two Million Dollars ($2,000,000) (the “Cash Signing Bonus”), with $1,000,000 of the Cash Signing Bonus (the “Non-Deferred Signing Bonus”) to be promptly paid to the Executive on the Effective Date and with the remaining $1,000,000 of the Cash Signing Bonus (the “Deferred Signing Bonus”) to be credited under and subject to the NQDC Plan. The Deferred Signing Bonus will be paid to the Executive in a lump sum upon the earlier of (i) the Executive’s separation from service (as defined in Section 9(e) below) with the Company or (ii) the second (2nd) anniversary of the Effective Date. If payment is triggered by the Executive’s separation from service, the payment shall be subject to the six-month delay provisions of the NQDC Plan. The Executive shall be entitled to select deemed investments for the Deferred Signing Bonus in accordance with the NQDC Plan. The Company shall reduce the amount of the Non-Deferred Signing Bonus by the amount sufficient to cover the Company’s tax withholding obligations due with respect to the entire Cash Signing Bonus (including any withholding obligations due with respect to the crediting of the Deferred Signing Bonus). In addition, on the Effective Date, the Company shall grant the Executive a fully vested restricted stock unit award with respect to 150,000 shares of the Company’s common stock (with such restricted stock units to become immediately payable in an equal number of shares of the Company’s common stock on the Effective Date, subject only to the restriction set forth below in this Section 4) (the “Signing Restricted Stock Unit Award”) under the Company’s 2004 Equity Incentive Plan (or any successor thereto and as the applicable plan may be amended from time to time (the “Equity Plan”)). Notwithstanding anything contained in this Agreement to the contrary, in the event the Executive voluntarily terminates his employment with the Company for any reason other than Good Reason (as defined below) prior to the first (1st) anniversary of the Effective Date, regardless of the number of days (if any) the Executive was employed by the Company prior to such termination, the Executive shall immediately (i) reimburse the Company for the full amount of the Cash Signing Bonus in its entirety and (ii) return the shares subject to the Signing Restricted Stock Unit Award to the Company (as to any such shares theretofore sold, the amount of the proceeds from the sale thereof) together with the amount of any dividends or other distributions theretofore received with respect to such shares. The Company shall reduce the number of shares otherwise deliverable to the Executive pursuant to the Signing Restricted Stock Unit Award by the number of shares having a fair market value (at the time of such withholding, based on the last closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange available at the time of such withholding) sufficient to cover the Company’s tax withholding obligations due with respect to the grant of the Signing Restricted Stock Unit Award and the issuance of the shares thereunder.
5.ANNUAL INCENTIVE BONUS AND OTHER BONUSES. During the Employment Term, the Executive shall be eligible to participate in the Company’s annual bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with the Executive’s position. For each whole fiscal year (“Fiscal Year”) of the Company that begins on or after the Effective Date and ends not later than the expiration of the Employment Term, the Executive shall be eligible to earn an annual cash bonus (the “Bonus”) under the Company’s Annual Incentive Bonus Plan, as amended and restated and as further amended from time to time, or any successor thereto and as the applicable plan may be amended from time to time (the “Bonus Plan”), based upon the achievement by the Company and its subsidiaries of performance goals for each such Fiscal Year established by the Compensation Committee of the Board of Directors (the “Compensation Committee”). Except with respect to the Company’s 2016 Fiscal Year ending January 30, 2016 as provided below, the range of the Bonus opportunity for each Fiscal Year will be as determined by the Compensation Committee based upon the extent to which such performance goals are achieved, provided that the annual threshold, target and stretch Bonus opportunities shall be 100%, 200% and 300% of the Executive’s Base Salary, respectively, subject to the maximum amount permitted under the Bonus Plan and the Compensation Committee’s discretion to reduce the bonus below the level otherwise determined pursuant to the Bonus Plan.
The Executive’s Bonus opportunity with respect to the Company’s 2016 Fiscal Year (the “Fiscal 2016 Bonus”) shall be based upon the achievement by the Company and its subsidiaries of an earnings from operations or cash flow from operations performance goal for the last two quarters of the Company’s 2016 Fiscal Year established by the Compensation Committee. If such goal is attained, the Fiscal 2016 Bonus shall be equal to One Million Dollars ($1,000,000) (without pro-ration to reflect that the Effective Date occurred during the fiscal year).
Each Bonus as described above that becomes payable to the Executive will be paid at the same time that bonuses are paid to other executives of the Company, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year (or portion thereof, in the case of the last two quarters of the Company’s 2016 Fiscal Year referred to above) to which such Bonus relates. The Compensation Committee may, in its sole discretion, award additional bonuses to the Executive. Any Bonus, as well any other bonus, equity or incentive compensation paid, granted or provided to the Executive by the Company, is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of such award.
6.EQUITY BASED INCENTIVE AWARDS.
(a)STOCK OPTION AWARD. On the Effective Date, the Company shall grant the Executive non-qualified stock options to purchase 600,000 shares of the Company’s common stock with an exercise price per share equal to the closing price (in regular trading) of a share of the Company’s common stock on the New York Stock Exchange on the grant date (or, if the grant date is not a trading day, such closing price on the last trading day prior to the grant date) (the “Stock Options”). The Stock Options will be scheduled to vest as to 25% of the Stock Options on each of the first four (4) annual anniversaries of the Effective Date, with the vesting on each vesting date subject to the Executive’s continued employment by the Company through that date. The Stock Options will have a maximum term of ten years. The Stock Options will be evidenced by a stock option agreement using the Company’s standard form for employee stock option grants under the Company’s 2004 Equity Incentive Plan (or any successor thereto and as the applicable plan may be amended from time to time (the “Equity Plan”)), and will be subject to the terms and conditions of such stock option agreement and the Equity Plan.
(b)INITIAL RESTRICTED STOCK UNIT AWARD. On the Effective Date, the Company shall grant the Executive a restricted stock unit award with respect to 250,000 shares of the Company’s common stock (the “Initial Restricted Stock Unit Award”). The Initial Restricted Stock Unit Award will be scheduled to vest as to 25% of the units subject to the Initial Restricted Stock Unit Award on each of the first four (4) annual anniversaries of the Effective Date (subject to the Executive’s continued employment by the Company through such dates), subject to performance-based vesting requirements that must be met and certified by the Compensation Committee as a condition of vesting of any units subject to the award, with the specific performance requirements to be determined by the Compensation Committee (but which are currently expected to be based on an earnings from operations or cash flow from operations metric for the last two (2) quarters of the Company’s 2016 Fiscal Year). The Initial Restricted Stock Unit Award will be evidenced by a restricted stock unit award agreement using the Company’s standard form for employee restricted stock unit award grants under the Equity Plan, and will be subject to the terms and conditions of such restricted stock unit award agreement and the Equity Plan.
(c)ADDITIONAL EQUITY GRANTS. During the Employment Term and commencing with the Company’s 2017 Fiscal Year, and provided that the Executive is employed by the Company at the time that the Company sets its performance goals for that year for purposes of the Company’s executive compensation programs generally, when the Company sets such performance goals for that year for purposes of the Company’s executive compensation programs the Company shall grant the Executive an additional equity award grant (any such grant, an “Additional Equity Grant”). The target grant date fair value of the Additional Equity Grant the Executive is granted in any such Fiscal Year will, in the aggregate, be not less than 150% of the Executive’s Base Salary level in effect at the time of grant (based on the grant date fair value of the awards as determined by the Company for its financial reporting purposes). While the Compensation Committee retains discretion to set the type, terms, vesting and other requirements for equity awards granted from year to year, it is currently expected that the Executive’s annual award granted in the Company’s 2017 Fiscal Year would be in the form of approximately 50% non-qualified stock options to purchase shares of the Company’s common stock and approximately 50% performance-based restricted stock units (at “target” performance, with the possibility to earn more or less than “target” based on actual performance) with respect to shares of the Company’s common stock (based on grant date fair values of the awards as determined by the Company for its financial reporting purposes), with the awards subject to vesting and other terms as established by the Compensation Committee at the time of grant. Any such Additional Equity Grant will be evidenced by an award agreement using the Company’s standard form for the applicable type of equity award grant under the Equity Plan, and will be subject to the terms and conditions of such award agreement, with vesting and other terms as established by the Compensation Committee at the time of grant, and the Equity Plan.
7.EMPLOYEE BENEFITS.
(a)BENEFIT PLANS. Effective once the Executive is employed by the Company in the United States and continuing for the duration of the Employment Term: (1) the Executive will be eligible to participate in medical, dental, life, vacation and disability benefits that are commensurate with the Executive’s position at the Company; (2) the Executive will be eligible to participate in the GUESS?, Inc. 401(k) Savings Plan following the completion of his first ninety (90) days of service; (3) the Executive will be eligible to participate in the NQDC Plan; and (4) the Executive will be entitled to a Company provided automobile or automobile allowance commensurate with the Executive’s position at the Company. Participation in any benefit plan remains subject to satisfying the applicable eligibility requirements. The Company reserves the right to amend or modify the terms and conditions of its benefits plans, and to terminate any benefit plan, from time to time.
(b)VACATION. The Executive shall be entitled to accrue annual paid vacation during the Employment Term in accordance with the Company’s policy applicable to senior executives, but in no event less than twenty (20) vacation days per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company. The Executive shall not be permitted to accrue more than a total of twenty five (25) vacation days at any time. Once the Executive reaches the maximum accrual, the Executive shall not accrue any additional vacation days until a portion of the Executive’s accrued vacation time is used.
(c)RELOCATION BENEFITS. The Executive agrees that no later than three (3) months following the Effective Date the Executive shall (1) obtain the necessary work permits, visas and other applicable government approvals required for the Executive to reside in and become employed in the United States of America, and (2) relocate to the Los Angeles, California metropolitan area (the “Relocation”); provided that if, as a result of events or circumstances beyond the reasonable control of the Executive the Executive cannot complete such Relocation within such period of time, the Executive will act to promptly remedy such events or circumstances and will complete such Relocation as soon as reasonably possible. The Company shall pay or reimburse the Executive for his reasonable and customary costs and expenses incurred in connection with the Relocation provided in this Section 7(c) and the reasonable costs (including reasonable attorney’s fees and application fees) incurred by Executive to obtain appropriate work permits, visas and other governmental approvals to relocate and work for the Company in Los Angeles, California (such costs and expenses, the “Relocation Expenses”), subject to the Executive providing documentation of such expenses as reasonably requested by the Company and subject to an aggregate cap of One Hundred Twenty Five Thousand Dollars ($125,000) on the Company’s obligation to pay or reimburse such costs and expenses. The Company agrees to promptly make any required reimbursement payment to the Executive (which, in all cases, will be made not later than 30 days from the date of submission by the Executive). The Executive acknowledges that payment or reimbursement for such Relocation Expenses shall be considered income for personal income tax purposes, and that any such amounts shall be subject to applicable income tax and withholding requirements. The Relocation shall be coordinated through the Company and a relocation provider selected by the Company. The Relocation Expenses shall, subject to the cap provided above, consist of the following:
(i)    Movement of the Executive’s family and household goods from Shanghai to Los Angeles, California.
(ii)    Temporary corporate housing for up to six months (180 days) following the Effective Date.
(iii)    Temporary storage of the Executive’s household goods for up to six months (180 days) following the Effective Date.
In the event the Executive voluntarily terminates his employment with the Company without Good Reason (as defined below) or the Company terminates the Executive’s employment with the Company for Cause (as defined below), in either case prior to the first (1st) anniversary of the Effective Date, the Executive shall be required to immediately reimburse the Company for all Relocation Expenses previously incurred prior to such date (to the extent such Relocation Expenses were previously paid for or reimbursed by the Company).
(d)BUSINESS AND ENTERTAINMENT EXPENSES. The Executive shall be reimbursed for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder during the Employment Term, subject to presentation of appropriate documentation and the terms and conditions of the Company’s expense reimbursement policy as in effect from time to time.
(e)LIFE INSURANCE BENEFIT. Each year during the Employment Term, the Company will reimburse the Executive for up to Ten Thousand Dollars ($10,000) of premiums incurred by the Executive during such year to obtain supplemental life insurance coverage on the Executive’s life, should the Executive maintain such coverage and subject to presentation of appropriate documentation by the Executive to substantiate such coverage and expenses. Such reimbursement shall be subject to applicable tax withholding requirements. The annual amount will be pro-rated for 2015 based on the portion of the year the Executive is actually employed by the Company.
8.TERMINATION. This Agreement does not constitute a contract of employment for any specific period of time, but creates an employment at-will relationship that may be terminated at any time by Executive or the Company, with or without cause and with or without advance notice; provided, however, that the Company shall not terminate the Executive’s employment (other than due to a termination of the Executive’s employment by the Company for Cause (as defined below)) prior to the first (1st) anniversary of the Effective Date. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”):
(a)DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this

Agreement, “Disabled” and “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.
(b)DEATH. Automatically on the date of death of the Executive.
(c)CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean (i) the Executive’s conviction or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude; (ii) a willful act of theft, embezzlement or misappropriation from the Company; or (iii) a determination by the Board that the Executive has willfully and continuously failed to perform substantially the Executive’s duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), has willfully failed to follow a reasonable and lawful directive of the Board, or otherwise has materially breached this Agreement or any Company policy applicable to the Executive, after (A) a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, failed to follow a directive of the Board, or has breached this Agreement or any Company policy applicable to the Executive and provides the Executive with the opportunity to correct such failure or breach if, and only if, such failure or breach is capable of cure; and (B) the Executive’s failure to correct such failure or breach which is capable of cure within 30 days of receipt of the demand for performance. For the avoidance of doubt, the parties expressly agree that only Cause pursuant to Section 8(c)(iii) shall be deemed capable of cure. For purposes of Section 8(c)(iii), any act, or failure to act, by the Executive in accordance with a specific directive given by the Board or based upon the advice of counsel for the Company shall not be considered to have been a willful failure by the Executive. The Company may only terminate the Executive’s employment for Cause if (A) a determination that Cause exists is made and approved by not less than two-thirds of the then sitting members of the Company’s Board (other than the Executive, if the Executive is then a member of the Board), (B) for a termination for Cause under Section 8(c)(iii), the Executive is given at least five (5) days’ written notice of the Board meeting called to make such determination, and (C) for a termination for Cause under Section 8(c)(iii), the Executive and his legal counsel are given the opportunity to address such meeting. In the event that the Board has so determined in good faith that Cause exists, the Board shall have no obligation to terminate the Executive’s employment if the Board determines in its sole discretion that such a decision not to terminate the Executive’s employment is in the best interest of the Company.
(d)WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.
(e)GOOD REASON. Upon written notice by the Executive to the Company of termination for Good Reason unless the reasons for any proposed termination for Good Reason are remedied in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company. “Good Reason” means the occurrence of any one or more of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i)    Any material breach of this Agreement by the Company,
including, but not limited to:
(A)    the failure of the Company to pay the compensation and benefits set forth in Sections 3 through 7 of this Agreement;
(B)    any failure to nominate or elect the Executive as Chief Executive Officer of the Company or as member of the Board as contemplated by this Agreement;
(C)    assignment of duties materially inconsistent with his position as described in this Agreement;
(D)    any material diminution of the Executive’s title, duties, authority or responsibilities (including reporting requirements, but exclusive of licensing, advertising, product design and other duties, authority and responsibilities of Paul Marciano while serving, at any time through and including January 30, 2019, as the Company’s Executive Chairman and Chief Creative Officer); or
(E)    if a Change in Control (as defined below) occurs, the Company ceases to be publicly-traded in connection with such transaction, and the Executive is not the Chief Executive Officer of the parent entity (if any) of the Company or (if there is no parent of the Company) the surviving or resulting entity from such transaction;
(ii)    the failure of the Company to assign this Agreement to a successor to all or substantially all of the business or assets of the Company or failure of such a successor to the Company to explicitly assume and agree to be bound by this Agreement; or
(iii)    requiring the Executive to be principally based at any office or location outside of the Los Angeles metropolitan area, once the Executive has relocated to the Los Angeles metropolitan area.
In addition, in order to constitute a termination for Good Reason, (1) the termination must occur not later than two years following the initial existence of the circumstance(s) giving rise to Good Reason, and (2) the Executive’s notification to the Company of the circumstance(s) giving rise to Good Reason must be given within 90 days following the initial existence of such circumstance(s). For purposes of this Agreement, the term “Change in Control” is used as defined in Section 2 of the Equity Plan.
(f)VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason; provided that the Executive agrees to, to the extent practicable, provide the Company with at least thirty (30) days’ written notice of any such resignation (which the Company may, in its sole discretion, make effective earlier than any notice date).

9.CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates (for clarity, except as to vested and accrued benefits included in clause (iv) of the definition of Accrued Amounts below). Except to the extent otherwise provided in this Agreement, all benefits and awards under the Company’s compensation and benefit programs shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. The following amounts and benefits shall be due to the Executive:
(a)DISABILITY. Upon termination of the Executive’s employment with the Company pursuant to Section 8(a), the Company shall pay or provide the Executive with the Accrued Amounts (defined in Section 9(f) below). The Executive will also be paid a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
In addition, in the event of termination of the Executive’s employment with the Company pursuant to Section 8(a), as to each stock option, restricted stock, restricted stock unit or similar equity award granted to the Executive by the Company that is outstanding and otherwise unvested on the Severance Date, and notwithstanding anything contained in the applicable award agreement or the Equity Plan (or any successor equity compensation plan) to the contrary, the equity award will vest as of the Severance Date as to a pro-rata portion of the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the Severance Date. The pro-ration shall be based on the number of shares subject to the award covered by such next vesting installment multiplied by the applicable Equity Award Pro-Rata Fraction. For purposes of this Agreement, “Equity Award Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days the Executive was employed by the Company following the last time and service based vesting date under the applicable award that occurred prior to the Severance Date through and including the Severance Date, by (ii) the total number of days following the last time and service based vesting date under the applicable award through and including the vesting date under the applicable award that was next scheduled to occur after the Severance Date. (To illustrate the prior sentence, if an award was scheduled to vest on January 1, 2016 and January 1, 2017, and the Executive’s last day of employment with the Company was January 31, 2016, the Equity Award Pro-Rata Fraction would be 31/366.) This paragraph shall not apply as to an award if a portion of the award otherwise vested on the Severance Date pursuant to the normal vesting schedule applicable to the award. As to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for in this paragraph will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award.

(b)DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts. The Executive’s estate (or beneficiary) will also be paid a pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon target performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
In addition, in the event of termination of the Executive’s employment with the Company terminates on account of Executive’s death, as to each stock option, restricted stock, restricted stock unit or similar equity award granted to the Executive by the Company that is outstanding and otherwise unvested on the Severance Date, and notwithstanding anything contained in the applicable award agreement or the Equity Plan (or any successor equity compensation plan) to the contrary, the equity award will vest as of the Severance Date as to a pro-rata portion of the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the Severance Date. The pro-ration shall be based on the number of shares subject to the award covered by such next vesting installment multiplied by the applicable Equity Award Pro-Rata Fraction. This paragraph shall not apply as to an award if a portion of the award otherwise vested on the Severance Date pursuant to the normal vesting schedule applicable to the award. As to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for in this paragraph will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award.
(c)TERMINATION FOR CAUSE. If the Executive’s employment should be terminated by the Company for Cause (including any termination of the Executive’s employment upon expiration of the Employment Term then in effect by reason of the Company’s delivery of a non-renewal notice pursuant to Section 2 if the Company had Cause to deliver such non-renewal notice), or by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.
(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company other than for Cause (and other than a termination due to Disability or death), upon expiration of the Employment Term then in effect by reason of the Company’s delivery of a non-renewal notice pursuant to Section 2 if the Company did not have Cause to deliver such non-renewal notice, or by the Executive for Good Reason, subject to Section 9(e), the Company shall pay or provide the Executive with the following:
(i)    The Accrued Amounts.

(ii)    A pro-rata portion of the Executive’s Bonus for the performance year in which the Executive’s termination occurs, which shall be paid at the time that annual Bonuses are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365).
(iii)    Payment of an aggregate amount equal to two (2) times the Executive’s Base Salary at the annualized rate in effect on the Severance Date, subject to tax withholding and other authorized deductions. However, if the Severance Date occurs within twelve (12) months before, upon, or within two (2) years after a Change in Control, such aggregate amount shall equal the sum of (A) two (2) times the Executive’s Base Salary at the annualized rate in effect on the Severance Date plus (B) two (2) times the Executive’s target annual Bonus amount under Section 5 and as in effect on the Severance Date, subject to tax withholding and other authorized deductions. The applicable amount provided for in this Section 9(d)(iii) is referred to hereinafter as the “Severance Benefit” and shall be payable as set forth in Section 9(e) below.
(iv)    The Company’s obligation to reimburse the Executive for premiums incurred to obtain life insurance of up to Ten Thousand Dollars ($10,000) a year pursuant to Section 7(e) shall continue for two (2) years following the Severance Date or, if earlier, until the Executive’s death or should the Executive lose or terminate such coverage.
(v)    The Company shall pay or reimburse the Executive for the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided, however, that the Company’s obligation to make any payment or reimbursement pursuant to this clause (v) shall commence with continuation coverage for the month following the month in which the Executive’s Severance Date occurs and shall cease with continuation coverage in the twenty fourth (24th) month following the month in which the Executive’s Severance Date occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date on which the Executive becomes eligible for coverage under the health plan of a future employer, or when the Company is no longer obligated to provide COBRA coverage). The Company’s obligations pursuant to this Section 9(d)(v) are subject to compliance with all applicable law, and subject to the Company’s payment or reimbursement obligation pursuant to this Section not resulting in unintended tax consequences or penalties for the Company, any applicable Company benefit plan, or the participants in any such benefit plan.
(vi)    Notwithstanding anything contained in the restricted stock unit award agreement evidencing the Initial Restricted Stock Unit Award or the Equity Plan to the contrary, to the extent that the Initial Restricted Stock Unit Award is then outstanding and otherwise unvested, the service-based vesting condition applicable to the Initial Restricted Stock Unit Award shall no longer apply and such award shall remain outstanding following the Severance Date pending satisfaction of the applicable performance-based vesting condition and, if the applicable performance-based vesting condition is satisfied, such award shall become fully vested on the Compensation Committee’s certification of the satisfaction of such condition.
(vii)    As to each other stock option, restricted stock, restricted stock unit or similar equity award granted to the Executive by the Company that is outstanding and otherwise unvested on the Severance Date, and notwithstanding anything contained in the applicable award agreement or the Equity Plan (or any successor equity compensation plan) to the contrary, the equity award will vest as of the Severance Date as to a pro-rata portion of the next time and service-based vesting installment applicable to the award that is otherwise scheduled to vest after the Severance Date. The pro-ration shall be based on the number of shares subject to the award covered by such next vesting installment multiplied by the applicable Equity Award Pro-Rata Fraction. This Section 9(d)(vii) shall not apply as to an award if a portion of the award otherwise vested on the Severance Date pursuant to the normal vesting schedule applicable to the award. As to an award that is subject to performance-based vesting requirements, the award will remain subject to the applicable performance-based vesting conditions and the pro-rata vesting provided for in this Section 9(d)(vii) will apply only as to the next installment scheduled to vest pursuant to the time and service-based vesting conditions applicable to the award. However, if the Severance Date occurs within twelve (12) months before, upon, or within two (2) years after a Change in Control, each such stock option, restricted stock, restricted stock unit or similar equity award granted to the Executive by the Company that was outstanding and otherwise unvested on the Severance Date (and did not otherwise accelerate pursuant to the foregoing provisions of this Section 9(d)(vii)), the time and service-based vesting condition applicable to the equity award shall no longer apply in its entirety, and any performance-based condition and timing of payment of the award will be as provided in the applicable award agreement.
(e)RELEASE OF CLAIMS. Subject to Section 21(a), the Severance Benefit provided for in Section 9(d)(iii) shall be paid to the Executive in twenty-four (24) substantially equal monthly installments (each installment equal to one twenty-fourth (1/24th) the aggregate Severance Benefit), with the first installment payable in the month immediately following the month in which the Executive’s “separation from service” (within the meaning of Section 409A of the Code and after giving effect to the presumptions set forth in Treasury Regulations Section 1.409A-1(h)(1)(ii)) from the Company and its subsidiaries occurs, and with an installment payable in each of the twenty-three (23) consecutive months thereafter (such period of time such installments are being paid, the “Severance Period”). However, if the Severance Date occurs and then a Change in Control occurs within twelve (12) months following the Severance Date resulting in a greater aggregate Severance Benefit being payable to the Executive pursuant to Section 9(d)(iii), any additional amount payable as a result of the Change in Control that corresponds to Severance Benefit installments that were actually paid prior to the Change in Control shall (subject to Section 21(a)) be paid in a single lump sum in the month following the month in which the Change in Control occurs. Notwithstanding anything to the contrary contained herein, the Company shall have no obligation to provide any of the monetary payments and/or benefits provided for in Section 9(d) (other than Accrued Amounts) unless and until the Executive executes an effective general release of all claims in favor of the Company in a form acceptable to the Company (the “Release”) and delivers such executed Release to the Company within twenty-one (21) days following the date of his “separation from service.” For the avoidance of doubt, the Executive’s execution of the Release is a condition precedent to any obligation of the Company to provide the monetary payments and/or benefits provided for in Section 9(d) (other than Accrued Amounts).
(f)DEFINITION OF ACCRUED AMOUNTS. As used in this Agreement, “Accrued Amounts” shall mean:
(i)    any unpaid Base Salary through the date of the Executive’s termination and any accrued vacation in accordance with Company policy, which shall be paid not later than the next regularly scheduled payroll date following the date of termination;
(ii)    any unpaid Bonus earned with respect to any Fiscal Year ending on or preceding the date of the Executive’s termination, which shall be paid at the time that annual Bonuses for such Fiscal Year are paid to other senior executives, but in any event within seventy-four (74) days after the conclusion of the Fiscal Year to which such Bonus relates;
(iii)    reimbursement due to the Executive pursuant to the terms of Section 7(d) for any unreimbursed business expenses incurred through the date of termination, which shall be paid as soon as practicable but in all events no later than thirty (30) days following the date of termination or, if later, promptly following the Executive’s request for reimbursement of such expenses and upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policy subject to the time limitations of Section 21(c); and
(iv)    all other vested payments, benefits or perquisites to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, which in each case shall be paid in accordance with the terms and conditions of the applicable arrangement, plan, program, grant or agreement.
10.SECTION 4999 EXCISE TAX. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of the Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by the Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section, are set forth in Exhibit A attached hereto. For purposes of making the determinations and calculations required herein, the

Accounting Firm (as defined in Exhibit A) may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code, provided that the Accounting Firm shall make such determinations and calculations on the basis of “substantial authority” (within the meaning of Section 6662 of the Code) and shall provide opinions to that effect to both the Company and the Executive.
11.CONFIDENTIALITY. As a condition of the Executive’s employment with the Company, the Executive is required to execute and become subject to the terms and conditions of the form of Confidentiality Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”). The Executive agrees that he will not bring onto the Company premises or otherwise provide to the Company any unpublished documents or property belonging to any former employer or other person with respect to whom the Executive has an obligation of confidentiality. During the Employment Term, the Executive agrees to disclose to the Company in writing any outside relationships with entities with whom the Executive is working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business activities.
12.ATTORNEY’S FEES. All reasonable costs and expenses incurred by the Executive in evaluating and negotiating the terms and conditions of this Agreement (up to Twenty Thousand Dollars ($20,000) in the aggregate) shall be promptly paid on behalf of, or reimbursed, to the Executive by the Company.
13.COOPERATION. During the Employment Term and for twelve (12) months thereafter, whether or not then employed by the Company, the Executive agrees to reasonably cooperate with and make himself available to the Company and its representatives and legal advisors in connection with any matters in which the Executive is or was involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. Any such activities shall be scheduled, to the extent reasonably possible, to reasonably accommodate the Executive’s other commitments and obligations. The parties will use their reasonable efforts to complete all such activities promptly in all cases, and will use their reasonable efforts to not require such activities on not more than seven (7) days in the aggregate. The Company shall pay the Executive a fee of Five Thousand Dollars ($5,000) per day for any day on which the Company requests any such services from the Executive following the Severance Date. The Company will reimburse Executive’s reasonable travel, lodging and incidental out-of-pocket expenses incurred in connection with any such cooperation, provided that the Executive agrees to obtain advance approval from the Company as to any material travel or expense. The Executive shall not be required to provide any such assistance in connection with any matter that is not covered by any Indemnification Agreement to which the Executive is a party with the Company. The Executive also agrees that within five (5) business days of receipt (or more promptly if reasonably required by the circumstances) the Executive shall send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any legal proceedings involving or relating to the Company, unless the Executive is expressly prohibited by law from so doing. The Executive agrees that he will not voluntarily cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against the Company and/or any of the Company’s subsidiaries and/or affiliates. The Executive understands that nothing in this Agreement prevents the Executive from cooperating with any government investigation or otherwise complying with applicable law.
14.NO ASSIGNMENT.
(a)This Agreement is personal to each of the parties hereto. Except as provided in Section 14(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
(b)The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.
15.NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
At the address (or to the facsimile number) shown on the records of the Company
If to the Company:
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021
Attention: General Counsel
Facsimile No.: (213) 765-0911
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
16.SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
17.SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

18.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.
19.DISPUTE RESOLUTION. In the event of any controversy, dispute or claim between the parties under, arising out of or related to this Agreement (including but not limited to, claims relating to breach, termination of this Agreement, or the performance of a party under this Agreement) whether based on contract, tort, statute or other legal theory (collectively referred to hereinafter as “Disputes”), the parties shall follow the dispute resolution procedures set forth below. Any Dispute shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The parties agree to (i) appoint an arbitrator who is knowledgeable in employment and human resource matters and, to the extent possible, the industry in which the Company operates, and instruct the arbitrator to follow substantive rules of law; (ii) require the testimony to be transcribed; and (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision. The arbitrator shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrator, upon request of a party. The arbitrator shall have no power or authority to add to or detract from the written agreement of the parties. If the parties cannot agree upon an arbitrator within ten (10) days after demand by either of them, either or both parties may request the American Arbitration Association name a panel of five (5) arbitrators. The Company shall strike the names of two (2) off this list, the Executive shall also strike two (2) names, and the remaining name shall be the arbitrator. The parties shall stipulate that arbitration shall be completed within ninety (90) days after the selection and appointment of the arbitrator. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall initially bear the costs of the arbitrator and any related forum fee. Each party will initially pay the costs of presenting its case, including the fees and expenses of its counsel, unless an applicable statute requires otherwise. Unless otherwise required or limited by statute, the party prevailing in the arbitration will be entitled, in addition to all other relief, to recover reasonable attorneys’ fees and expenses relating to the arbitration, and the non-prevailing party (as determined by the arbitrator) will be responsible for all costs of the arbitration, including arbitration fees and the fees and expenses of the arbitrator and court reporters.
20.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement. This Agreement replaces and supersedes the non-

binding offer letter by and between the Company and the Executive dated May 14, 2015 in its entirety as of the Effective Date. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. Notwithstanding the foregoing, the Company’s rights pursuant to any confidentiality, proprietary information, assignment of inventions or similar agreement shall survive and continue in effect. The Company will offer the Executive, effective as of the Effective Date, the same form of Indemnification Agreement that the Company offers to its executive officers and directors generally.
21.SECTION 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary:
(a)If the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to additional tax, interest or penalties under Section 409A of the Code, then any such payment or benefit shall be delayed until the earlier of (i) the date which is six (6) months after his “separation from service” for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any payment or benefit otherwise payable or to be provided to the Executive upon or in the six (6) month period following the Executive’s “separation from service” that is not so paid or provided by reason of this Section 21(a) shall be accumulated and paid or provided to the Executive in a single lump sum, not later than the fifth day after the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the fifteenth day after the date of the Executive’s death) together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment or benefit should otherwise have been provided.
(b)It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
(c)Any reimbursement payment due to the Executive under Section 7(a), Section 7(c), Section 7(d) or Section 7(e) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that the Executive receives in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that the Executive receives in any other taxable year.
(d)Each item of remuneration referred to in this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

22.FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.
23.REPRESENTATIONS. Except as otherwise disclosed to the Company in writing, the Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder.
24.WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
25.SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive that by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 9, 10, 11, 12, 13, 14, 19, 21, 22 and 24 of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.
26.AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GUESS?, INC.
By:	/s/ PAUL MARCIANO
Name:	Paul Marciano
Its:	Chief Executive Officer

VICTOR HERRERO AMIGO

/s/ VICTOR HERRERO AMIGO

EXHIBIT A
EXCISE TAX RULES AND PROCEDURES
1.    All determinations required to be made under Section 10 of this Agreement and this Exhibit A shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the event that results in the potential for an excise tax liability for the Executive, which could include but is not limited to a Change in Control and the subsequent vesting of any cash payments or awards, or the Executive’s termination of employment, or such earlier time as is required by the Company.
2.    The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by the Executive. If the Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to the Executive a public accounting firm to serve as the Accounting Firm, then the Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and the Executive to make such selection. The Company shall pay the Accounting Firm’s fee.
3.    If the Accounting Firm determines that one or more reductions are required under Section 10 of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash payments) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive. The Accounting Firm shall make reductions required under Section 10 of this Agreement in a manner that maximizes the net after-tax amount payable to the Executive.
4.    As a result of the uncertainty in the application of Section 280G at the time that the Accounting Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

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5.    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit A.

* * *

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EXHIBIT B

CONFIDENTIALITY AGREEMENT

(see attached)

CONFIDENTIALITY AGREEMENT

This Agreement is between GUESS?, INC. (“GUESS?”), a Delaware corporation, and the employee (“Associate”) who has signed below.

BACKGROUND

•
GUESS? is a clothing manufacturer and designer. In the course of developing its business and goodwill, GUESS? has developed and continues to develop techniques and other information that it uses in the manufacturing, styling, pricing and selling of its apparel products. This information, and all other information concerning the operation of GUESS? business is and always has been kept confidential by GUESS? and is and always has been a trade secret of GUESS?. By this Agreement, GUESS? desires to maintain and preserve the confidentiality of its trade secrets and other confidential information regarding its business from any unauthorized disclosures (hereinafter-CONFIDENTIAL INFORMATION).

•
Associate is to be employed by GUESS?. The purpose of Associate’s relationship with GUESS? is to perform personal services to GUESS?. In order to enable Associate to perform such services, GUESS? may disclose or authorize the disclosure of trade secrets and other confidential information to Associate and the Associate may develop additional trade secrets and confidential information during employment by GUESS? which shall become part of this CONFIDENTIAL INFORMATION.

AGREEMENT

Therefore, in consideration of GUESS? employment or continuing employment of Associate and the wages or salary paid to Associate, it is agreed:

1.	This agreement is in effect during period of employment or continuing employment of Associate by GUESS?, INC.

2.
During employment, Associate may receive, develop, otherwise acquire, have access to or become acquainted with CONFIDENTIAL INFORMATION relating to the business of GUESS?. Associate understands that the term CONFIDENTIAL INFORMATION shall include, but not be limited to, all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications, future plans, discounts, manufacturing costs, financial information, cost and suppliers; costs of materials; the prices GUESS? obtains or has obtained, or at which it sells or has sold its apparel products, manufacturing and sales costs; written business records, documents specifications, plans and compilations

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of information, reports, correspondence, sales records, account lists, budgets, indexes, invoices, telephone records, or any other material relating in any manner whatsoever to the customer, sales representatives or employees (including the salaries of employees other than Associate and their abilities) of GUESS?. If it is determined that any of the information identified above is, in whole or in part, not entitled to protection as a trade secret, it shall be confidential information this is protected by this Agreement.

3.
Associate agrees that all CONFIDENTIAL INFORMATION, or any copy, extract or summary, whether originated or prepared by Associate or by or for GUESS? is and shall remain the exclusive property of GUESS?. Associate shall not disclose to others, either directly or indirectly, or take or use for Associate’s own purposes or the purposes of others, the CONFIDENTIAL INFORMATION of GUESS?. Associate shall not disclose the name of any employee, customer, sales representative or independent contractor of GUESS? to any third party, unless the disclosure occurs during Associate’s employment with GUESS? and is reasonably required by Associate’s position with GUESS?. These restrictions shall apply to (1) trade secrets or confidential information conceived by or belonging to third parties which are in GUESS?’ possession, and (2) trade secrets or confidential information conceived, originated, discovered or developed by Associate within the scope of Associate’s employment.

4.	Any invention, improvement, development, copyrightable matter, design, idea or suggestion conceived, made, devised or developed by Associate, solely or jointly with others:

a.	During regular working hours or with the use of GUESS? equipment, supplies, facilities, CONFIDENTIAL INFORMATION or trade secrets.

b.	During the term of Associate’s employment whether during regular working hours or not, which relate to business of GUESS?; or

c.
During the term of Associate’s employment and after which embodies, uses or is the result of any CONFIDENTIAL INFORMATION of GUESS? which Associate has knowledge of, shall be disclosed to GUESS? by Associate and become the sole property of GUESS?.

5.
As to each invention, improvement, development, copyrightable matter, design, idea, suggestion or other matter described above, Associate unqualifiedly assigns to GUESS? all rights, including foreign patent and priority rights, which Associate has. Associate agrees that, upon request by GUESS?, Associate shall promptly execute all instruments and documents requested by GUESS?, including but not limited to applications for Letters Patent and assignment of the rights thereto. This Agreement does not apply to any invention, which qualifies fully under the provisions of Section 2870 of the California Labor Code.

6.
Upon the termination of Associate’s employment, or whenever required by GUESS?, Associate shall immediately deliver to GUESS? all property and materials in Associate’s possession or under Associate’s control belonging to GUESS?, including, but not limited to, all physical embodiments of CONFIDENTIAL INFORMATION.

7.	Associate shall obtain prior written permission pursuant to GUESS? policies and procedures

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to publish or cause to be published any article, book, textbook, play, tape recordings or (except for communications made in the course of Executive’s performance of his duties for the Company) any other form of communication concerning GUESS? or the business of GUESS?, GUESS? may grant or withhold this permission in its sole subjective discretion.

8.
Throughout the duration of Associate’s employment with GUESS?, or any time thereafter, EMPLOYEE shall not disrupt, damage, impair or interfere with the business of GUESS? in any manner, including, and without limitation, for a period of twenty four (24) months after the termination of Associate’s employment with GUESS?, by directly or indirectly soliciting, encouraging or inducing an employee to leave the employ of GUESS?, or by inducing an employee, a consultant, a sales representative or another independent contractor to end that person’s relationship with GUESS?, by raiding GUESS?’ employees or sales representatives, or otherwise soliciting, disrupting or interfering with its relationship with customers, agents, representatives or vendors, or otherwise. Associate is not, however, restricted from being employed by or engaged in any type of business following the termination of Associate’s employment relationship with GUESS?.

9.
Associate shall not do anything, which conflicts with the interest of GUESS? during the term of Associate’s employment. Associate shall avoid conflicts of interest and shall refer questions about potential conflicts to Associate’s supervisor.

a.
Associate, during the term of employment, shall not perform any services or accept any employment with any organization, which does business with GUESS? or is a competitor of GUESS?. This prohibition includes acting as an advisor or consultant, unless that activity is required as part of the Associate’s work for GUESS?.

b.
Associate must immediately disclose in writing to the Human Resources Department any financial interest Associate or Associate’s immediate family has, during the term of employment, in any firm, which does business with GUESS? or which competes with GUESS?.

c.
Associate and Associate’s immediate family are not to, during the term of employment, accept gifts from any person of firm doing business with GUESS?. The meaning of gifts for purposes of this Agreement includes the acceptance of lavish entertainment and free travel and lodging.

d.	Associate, during the term of employment, shall not give, offer or promise anything of value to any representative of a company with which GUESS? does business.

10.
Associate and GUESS? agree that the CONFIDENTIAL INFORMATION of GUESS?, is of a special, unique unusual, extraordinary, and intellectual character, which gives it a particular value, the loss of which would cause irreparable damage and cannot be reasonably compensated in damages. If Associate breaches or attempts to breach any of the provisions of this agreement, GUESS? shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any of the provisions thereof.

11.
The employment relationship between GUESS? and Associate is at the Mutual consent of Associate and GUESS? and is not for a fixed term. Accordingly, either Associate or GUESS? can end the employment relationship at will, at any time, with or without cause or advance

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notice. No one in the company has the right to alter the nature of the employment relationship without a written agreement. There are not any express or implied agreements that affect or impair the ability of Associate or GUESS? to terminate the employment relationship at will.

12.
Nothing in this Agreement shall limit Associate’s right to discuss the amount of Associate’s own wages with others or to restrict Associate’s disclosure or use of any information that GUESS? is not legally capable of protecting under this Agreement.

13.
The provisions of this Agreement are severable, and if any one or more are determined to be unenforceable by a court of law, in whole or in part, the remaining provisions shall still be binding and enforceable. Moreover, if any court determines that any of the provisions, or any part thereof, are unenforceable because of the duration or geographic scope of such provision, as the case may be, and, it is reduced form, such provision shall then be enforceable.

14.
The failure of a party to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not (a) be a waiver of that term or provision, (b) prevent that party from enforcing that term or provision, or (c) prevent that party from enforcing that term of provision by any claim of delay.

15.
Nothing in this Agreement prohibits Associate from truthfully reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, in each case as long as the information or documents to be disclosed were not obtained through a communication subject to the attorney-client privilege and such disclosure is required or permitted by law. Associate does not need the prior authorization of GUESS? to make any such reports or disclosures and is not required to notify GUESS? that Associate has made such reports or disclosures. In addition, nothing in this Agreement prohibits Associate from truthfully responding to a lawful and valid subpoena or other legal process, but Associate shall give GUESS? the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to GUESS? and its counsel the documents and other information sought, and shall assist GUESS? and such counsel in resisting or otherwise responding to such process.

This agreement replaces all previous agreements, whether written or oral, relating to the above subject matter, and cannot be changed orally. By signing below the Associate acknowledges that he or she has read it, understands it, and agrees to each of its provisions.

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Associate Signature	Date

Print Name	Associate ID Number

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